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                                                                   EXHIBIT 23.13


                          INDEPENDENT AUDITORS CONSENT


We consent to the incorporation by reference in this registration statement on Form S-4 of Clear Channel Communications, Inc. of our report dated February 13, 1998, with respect to the combined balance sheets of Nationwide Communications as of December 31, 1997 and December 31, 1996, and the related combined statements of earnings, division equity, and cash flows for each of the years in the three year period ended December 31, 1997, which report appears in the form 8-K/A of Jacor Communications, Inc. dated October 23, 1997, as amended.

In addition, we consent to the reference to our firm under the heading "Experts" in this registration statement on Form S-4 of Clear Channel Communications, Inc.


/s/ KPMG LLP
-----------------------------
KPMG LLP


Columbus, Ohio
February 23, 1999